Exhibit 99.1

Media Contact:

Landon Hudson, +1 312 696-6037 or newsroom@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Quarterly Dividend of 37.5 Cents Per Share and Authorizes New $500 Million Share Repurchase Program

CHICAGO, Dec. 6, 2022—The board of directors of Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 37.5 cents per share, an increase of 4.2 percent. The dividend is payable Jan. 31, 2023, to shareholders of record as of Jan. 6, 2023. The 1.5 cent increase from the prior quarterly rate of 36 cents per share results in an annualized dividend of $1.50 per share compared with the prior annualized rate of $1.44 per share.

While subsequent dividends will be subject to board approval, the company expects to pay three additional dividends in 2023:

Record Date	Payable Date

April 7, 2023	April 28, 2023

July 7, 2023	July 31, 2023

Oct. 6, 2023	Oct. 31, 2023

Morningstar's board also approved a new three-year share repurchase program that authorizes the Company to repurchase up to $500 million in shares of the Company's outstanding common stock, effective Jan. 1, 2023. This new repurchase program will replace the existing program, which came into effect on Jan. 1, 2021. The share repurchase authorization permits the Company to repurchase shares from time to time at prevailing market prices on the open market or in private transactions in amounts that management deems appropriate. Please contact investors@morningstar.com with any questions. “We are pleased with our track record of dividend increases and the approval of a new share repurchase program. We continue to focus on prudent capital allocation through investment in our business and returning cash to shareholders,” said Kunal Kapoor, chief executive officer of Morningstar.

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About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $239 billion in assets under advisement and management as of Sept. 30, 2022. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities; failing to differentiate our products and services and continuously create innovative, proprietary, and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2022 Morningstar, Inc. All Rights Reserved.

MORN-C

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